EX-99.d.iii(a)

SCHEDULE A

Fees

Fund	Effective Date	Inception Date
O'Shares FTSE Russell Emerging Markets Quality Dividend ETF	December 12, 2016	[_____]
O'Shares FTSE Russell Emerging Markets Quality Dividend ETF (Currency Hedged)	December 12, 2016	[_____]
O'Shares FTSE Russell International Quality Dividend ETF	December 12, 2016	March 22, 2017
O'Shares FTSE Russell International Quality Dividend ETF (Currency Hedged)	December 12, 2016	[_____]
O'Shares FTSE Russell Small Cap Quality Dividend ETF	December 12, 2016	December 30, 2016
O'Shares Global Internet Giants ETF	June 4, 2018	[_____]
O'Shares Quality Artificial Intelligence ETF	[_____]	[_____]
O'Shares Quality Robotics and Artificial Intelligence ETF	[_____]	[_____]
O'Shares U.S. Large Cap Quality Growth ETF	[_____]	[_____]
O'Shares U.S. Small Cap Quality Growth ETF	[_____]	[_____]

1.       Minimum Fee.  The minimum annual fee ("Minimum Fee"), measured from the date on which a Fund is first listed on an exchange ("Inception Date"), shall be:

a.       $15,000 per Fund if five (5) or fewer Funds are sub-advised by the Sub-Adviser.

b.       $10,000 per Fund if more than five (5) Funds are sub-advised by the Sub-Adviser.

2.       Variable Fee.  The variable fee (the "Variable Fee") shall be calculated based on average daily net assets under management ("AUM") of all Funds sub-advised by Sub-Adviser cumulatively as follows:

AUM	Variable Fee (basis points)

$0 - $250,000,000	4
$250,000,001 - $500,000,000	3
$500,000,001 - $1,000,000,000	2
> $1,000,000,001	1

Payment of the Variable Fee to the Sub-Adviser will be deferred for the initial six months after the Inception Date of the first Fund that is launched.

3.       International Equity Premium.  The Variable Fee for average daily net AUM attributable to non-domestic assets shall be increased by one (1) basis point.

4.       Total Fee.  The Adviser shall pay to the Sub-Adviser a total fee (the "Total Fee") equal to the greater of: (a) the aggregate Minimum Fee for all Funds sub-advised by the Sub-Adviser; or (b) the Variable Fee (including the International Equity Premium).

5.       Cap on Total Fee.  If the calculation of the Total Fee is based on the Variable Fee under 5(b), the Total Fee shall be reduced to the extent that the Variable Fee (including the International Equity Premium) attributable to the AUM of a Fund exceeds an amount equal to 10% of that Fund's "total expense ratio," as set forth in the prospectus for that Fund in effect at the time of the calculation.